UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Wednesday, May 9, 2018, at the Ritz-Carlton Orlando, Grande Lakes, 4012 Central Florida Parkway, Orlando, Florida 32837. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings
Chairman and Chief Executive Officer

March 28, 2018

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2018 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Ritz-Carlton Orlando, Grande Lakes, 4012 Central Florida Parkway, Orlando, Florida 32837, on Wednesday, May 9, 2018, at 1:00 p.m., to consider and vote upon:

1.	The election of the twelve nominees for director named in the attached proxy statement for a term expiring at the 2019 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2018; and

4.	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership, which will admit you to the meeting.

By order of the Board of Directors,

Karen M. Sheehan Executive Vice President, Chief Legal Officer and Secretary

March 28, 2018

General Information

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 9, 2018 at 1:00 p.m., and at any adjournment or postponement thereof. The meeting will be held at the Ritz-Carlton Orlando, Grande Lakes, 4012 Central Florida Parkway, Orlando, Florida 32837. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about March 28, 2018.

Voting at the Meeting

The Board has fixed the close of business on March 12, 2018 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 51,116,752 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. In this regard, abstentions and “broker non-votes” will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Equiniti Trust Company, transfer agent for the Company, as the independent inspector of election to act at the meeting.

For all matters to be voted upon by shareholders at the meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of a majority of the votes cast at the meeting. For all matters, abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on a non-routine matter. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors and the advisory vote regarding the Company’s executive compensation program require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome. The voting item to ratify the appointment of the independent registered public accounting firm is the only routine matter on which brokers who are registered shareholders owning shares on behalf of beneficial owners are permitted under stock exchange rules to cast a vote without instructions of beneficial owners.

1.    Election of Directors

Board of Directors—Nominees for Election

The Company’s Board is currently comprised of eleven directors. All of the current directors are standing for re-election at the annual meeting.

As previously announced, on February 21, 2018, the Board elected Patricia A. Stitzel, the Company’s current President and Chief Operating Officer, to the position of President and Chief Executive Officer, effective May 9, 2018 following the 2018 annual meeting, and nominated her for election by the Company’s shareholders to the Board at the 2018 annual meeting. The Board also increased the number of directors of the Company from 11 to 12, subject to her election. As part of this executive transition, the Board has elected E.V. (Rick) Goings, the Company’s current Chairman and Chief Executive Officer, to the position of Executive Chairman of the Company upon Ms. Stitzel’s assumption of the role of President and Chief Executive Officer. Mr. Goings has agreed to serve as Executive Chairman, subject to his election as a director by the Company’s shareholders. In the event that Ms. Stitzel is elected to the Board by the shareholders, but does not assume the Chief Executive Officer position on May 9, 2018 for any reason, she has agreed to resign as a director.

The nominees for election as directors for the new term are Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Meg Crofton, E.V. (Rick) Goings, Angel R. Martinez, Antonio Monteiro de Castro, David R. Parker, Richard T. Riley, Joyce M. Roché, Patricia A. Stitzel and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following is information concerning the nominees for election, each of whom (except Ms. Stitzel) has a current term expiring at the annual meeting of shareholders in 2018. The nominations are for a term expiring at the annual meeting of shareholders in 2019 and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information.

CATHERINE A. BERTINI, Fellow at The Rockefeller Foundation since October 2017 and Distinguished Fellow at The Chicago Council on Global Affairs since June 2008. Previously, she served as Professor of Public Administration and International Affairs at the Maxwell School of Citizenship and Public Affairs at Syracuse University from August 2005 until August 2017, where she was Vice Chair of the Public Administration and International Affairs Department from June 2016 until August 2017. Ms. Bertini has extensive experience in dealings with international organizations, including having served as an Under Secretary General of the United Nations, responsible for leading an organization with a $2 billion budget and operations in over 80 countries. Age 67. First elected: 2005.

SUSAN M. CAMERON, Retired Chairman and Chief Executive Officer of Reynolds American Inc., a publicly-traded tobacco company, where she served as its Non-Executive Chairman from May 2017 to July 2017, its Executive Chairman from January 2017 to May 2017, and its President and Chief Executive Officer and member of the board of directors from 2014 to December 2016 and 2004 to 2011. Ms. Cameron previously served, within the past five years, on the board of R.R. Donnelley & Sons Company. Ms. Cameron has considerable experience as a chief executive officer of a public company and in the marketing function for international, name-brand consumer products companies, in addition to having served on boards of other public companies. Age 59. First elected: 2011.

KRISS CLONINGER III, Retired President of Aflac Incorporated, an insurance and financial services firm, effective December 31, 2017. He currently serves as a consultant to Aflac, where he served in various leadership roles since 1992, including as President and member of the board of directors from 2001 to December 2017, and as Chief Financial Officer from 1992 until July 2015. Mr. Cloninger currently serves on the board of Total System Services, Inc. He has extensive experience as a senior executive officer of a public company with a distribution channel that is comparable to the Company’s and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Age 70. First elected: 2003.

MEG CROFTON, Retired President, Walt Disney Parks & Resorts Operations, U.S. & France for The Walt Disney Company, a diversified worldwide entertainment company, a position she held from 2011 to 2015. Ms. Crofton also served as President, Walt Disney World Resort, from 2006 to 2013, and previously in various positions of increasing responsibility for The Walt Disney Company since 1977. Ms. Crofton has extensive experience in diversified operations, staff and executive roles with a highly respected global brand. Ms. Crofton currently serves on the board of Cracker Barrel Old Country Stores, Inc., a publicly-traded chain of restaurant and gift stores. Age 64. First elected: 2016.

E.V. (RICK) GOINGS, Chairman and Chief Executive Officer of the Company since October 1997. As previously announced, in connection with Ms. Stitzel’s promotion to the position of President and Chief Executive Officer effective May 9, 2018, Mr. Goings will become the Company’s Executive Chairman, subject to his election as a director by the Company’s shareholders at the 2018 annual meeting. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct-to-consumer marketers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Age 72. First elected: 1996.

ANGEL R. MARTINEZ, Retired Chairman and Chief Executive Officer of Deckers Outdoor Corporation, a publicly-traded outdoor footwear manufacturer, where he served as Chairman of the board of directors from May 2008 until September 2017 and Chief Executive Officer from April 2005 until May 2016. He currently serves on the board of Korn Ferry, a publicly-traded global organizational consulting firm. Mr. Martinez has considerable experience as a board chair of a public company, a chief executive officer of a public company, and in the marketing function for name brand consumer products companies, in addition to having served on the board of another public company. Age 62. First elected: 1998.

ANTONIO MONTEIRO DE CASTRO, Retired Chief Operating Officer of British American Tobacco Company, a position he held from January 2004 until December 2007. Mr. Monteiro de Castro has considerable experience as a chief operating officer of an international, consumer products company, is a resident of Brazil, a large international market where the Company has a significant business unit, has brand management and financial experience, and has served as a director of another U.S. public company. Age 72. First elected: 2010.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since January 2005. Mr. Parker has extensive experience as a chief executive officer of a public company and in distribution businesses, and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s Board, as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. As Chief Operating Officer of a fund of hedge funds, he is very involved with a significant part of the worldwide capital markets and their dynamics. Age 74. First elected: 1997.

RICHARD T. RILEY, Retired Chairman and Chief Executive Officer of LoJack Corporation (“LoJack”), a publicly-traded provider of tracking and recovery systems. He served as Chairman of the board of LoJack from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer and a director from February 2005 through November 2006 and again from May 2010 to November 2011. Mr. Riley also serves on the boards of Dorman Products, Inc. and Cimpress/VistaPrint, N.V. Mr. Riley has extensive experience in leading companies as a chief executive officer and board member. Age 61. First elected: 2015.

JOYCE M. ROCHÉ, Author and retired President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, a position she held from 2000 to 2010. Ms. Roché currently serves as a director of AT&T Inc. and Macy’s, Inc. Ms. Roché previously served, within the past five years, on the board of Dr. Pepper Snapple Group. Ms. Roché has considerable experience as a chief operating officer of a public company and in the marketing function for a large direct-to-consumer beauty products company, in addition to having served on boards of other public companies. Age 71. First elected: 1998.

PATRICIA A. STITZEL, President and Chief Operating Officer of the Company since October 2016, after serving as Group President, Americas since January 2014, Senior Area Vice President, Central Europe since March 2013, and Area Vice President, Tupperware West & Nordics and Nutrimetics Europe since June 2012. As previously announced, the Board elected Ms. Stitzel to the position of President and Chief Executive Officer, effective May 9, 2018 following the 2018 annual meeting, and nominated her for election by the Company’s shareholders to the Board at the 2018 annual meeting. Age 52. First time nominee for election.

M. ANNE SZOSTAK, President and CEO of Szostak Partners, a small privately-held consulting firm that advises CEOs on strategic and human resources issues, since June 2004. Ms. Szostak currently serves as a director of Dr. Pepper Snapple Group and IDEXX Laboratories, Inc. In addition, within the past five years, Ms. Szostak previously served on the board of Belo Corporation. Ms. Szostak has extensive experience in executive positions in a large public company and in executive compensation and human resources, in addition to having served on boards of other public companies. Age 67. First elected: 2000.

Vote Required and Resignation Policy

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. The Company’s By-Laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board, which may be conditioned on acceptance by the Board. If a resignation is so conditioned on acceptance by the Board, the Nominating and Governance Committee shall make a recommendation to the Board on whether to accept or reject such resignation, or whether other action should be taken. The Board shall act on such resignation, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD.

Board Committees

Board Member	Audit, Finance & Corporate Responsibility	Nominating & Governance	Compensation & Management Development	Executive	Succession
E.V. (Rick) Goings (C)
Catherine A. Bertini (I)
Susan M. Cameron (I)
Kriss Cloninger III (F, I, P)
Meg Crofton (I)
Angel R. Martinez (I)
Antonio Monteiro de Castro (F, I)
David R. Parker (F, I)
Richard T. Riley (F, I)
Joyce M. Roché (I)
M. Anne Szostak (F, I)

(C) Chairman of the Board	Committee Chairperson
(F) Financial Expert	Committee Member
(I) Independent Director
(P) Presiding Director

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), which held seven meetings in 2017, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”), evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems, internal audit function, accounting policies and the Company’s general compliance with laws and regulations, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also oversees, reviews and makes recommendations to the Board concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Mr. Monteiro de Castro (Chairperson), Mses. Bertini, Roché and Szostak and Mr. Riley. All such members are both independent and financially literate in accordance with New York Stock Exchange listing standards and SEC requirements, and the Board has determined that three members of the Audit Committee (Messrs. Monteiro de Castro and Riley and Ms. Szostak) and two additional directors (Messrs. Cloninger and Parker) are audit committee financial experts, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s).

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”), which held two meetings in 2017, identifies and reviews qualifications of, and recommends to the Board, candidates for election as directors of the Company, acts on other matters pertaining to Board membership, and establishes the Company’s corporate governance provisions. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-employee members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization and experience as a chief executive officer, chief operating officer or other senior position with a public company. After compiling background material on potential nominee candidates, management provides an analysis against Nominating Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board in regard thereto. The Nominating Committee also determines compensation of non-employee directors of the Company. No aspect of this determination is delegated to management, although the Nominating Committee does request the recommendation of the Company’s Chief Executive Officer. The Nominating Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. The current members of the Nominating Committee are Mr. Cloninger (Chairperson), Ms. Roché and Messrs. Martinez, Monteiro de Castro and Parker. All such members are independent in accordance with New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”), which held five meetings in 2017, makes compensation recommendations to the Board for the Company’s executive management, including the Chief Executive Officer (sometimes referred to as the “CEO”). It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis section in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. Finally, the Compensation Committee assures the establishment and operation of a development system for management succession and for assuring a focus on diversity and inclusion in the workplace. The Compensation Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. The Compensation Committee approves salary and incentive structures for senior management in general terms. It also specifically approves compensation, including salaries and incentive programs, for those executive officers who are “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including each of the named executive officers, and recommends such compensation for approval by the independent members of the Board. While the Compensation Committee may specifically set the compensation program for any key executive below the level of executive officer, as a general matter it delegates this role to executive management. The Company’s CEO and executive vice president and chief human resources officer (“CHRO”) recommend all executive officer-level compensation actions, except that the CEO is not involved in any recommendation or approval concerning his own compensation. The CEO’s compensation is recommended by the Compensation Committee after consultation with its compensation consultant, which it directly engages as authorized by its charter. The Compensation Committee also has a standing Stock Award Committee that was established in May 2016 to delegate to the Company’s CEO, COO and CHRO the authority to award equity to select non-executive officer employees for critical retention, promotion or new hire purposes. The current members of the Compensation Committee are Mr. Parker (Chairperson), Mses. Cameron and Crofton and Messrs. Cloninger and Martinez. All such members are independent in accordance with New York Stock Exchange listing standards.

In 2017, the Compensation Committee engaged Aon Hewitt to provide a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Aon Hewitt to provide similar services in 2018. The total fees for such services in 2017 were $209,364. The Company also engaged the parent company of Aon Hewitt, Aon Plc (“Aon”), to provide services unrelated to executive compensation consulting to the Company during 2017. The additional services were recommended by management and approved by the Compensation Committee, and consisted of consulting on a variety of health and welfare benefit matters. The total fees for such additional services in 2017 were approximately $110,000. The Compensation Committee considered SEC rules and New York Stock Exchange listing standards when assessing the independence of its consultant Aon Hewitt, and concluded that it was independent under such guidelines, and that the other work performed by Aon during 2017 did not affect its independence. Among the factors considered in the independence analysis were the scope of compensation and additional services provided to the Company, the total fees for related and unrelated services paid to Aon and Aon Hewitt as a percentage of its total annual revenue, the policies and procedures of Aon and Aon Hewitt related to preventing conflicts of interest, and the fact that no business or personal relationships exist between the consultants and the Compensation Committee or management and that no stock of the Company is owned by the consultants performing work for the Compensation Committee.

Executive Committee

The Executive Committee, which did not meet in 2017, has most of the powers of the Board and can act when the Board is not in session. The current members of the Executive Committee are Messrs. Goings (Chairperson), Cloninger, Monteiro de Castro and Parker.

Succession Sub-Committee

The Board established a Succession Sub-Committee in 2016 to assist the Compensation Committee with its management succession responsibilities, in recognition that one of the Board’s most important duties is to ensure continuity in senior leadership by overseeing the development of executive talent and planning for the effective succession of senior members of executive management. This sub-committee held one meeting in 2017. On February 21, 2018, consistent with the succession strategy plan previously developed by this sub-committee and approved by the Company’s Board, the Board elected Ms. Stitzel to the position of President and Chief Executive Officer, effective May 9, 2018 following the 2018 annual meeting, and nominated her for election by the Company’s shareholders to the Board at the 2018 annual meeting. Upon Ms. Stitzel’s transition to the role of President and Chief Executive Officer, Mr. Goings will become the Company’s Executive Chairman, subject to his election as a director by the Company’s shareholders at the 2018 annual meeting. The current members of the Succession Sub-Committee are Messrs. Cloninger (Chairperson), Martinez and Parker, and Mses. Roché and Szostak.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were six Board meetings held in 2017. No incumbent director attended fewer than 75 percent of the aggregate of Board and committee meetings for the period during which the director served as a committee member. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings, as well as the annual meeting of shareholders, on a consistent basis and in person. All of the Board’s directors, who were directors at the time, attended the annual meeting of shareholders in 2017, except for Mr. Martinez.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for each of its three standing committees: Audit, Finance and Corporate Responsibility Committee, Nominating and Governance Committee, and Compensation and Management Development Committee. These documents may be found on the Company’s website (www.tupperwarebrands.com) by clicking on “Investors,” selecting the “Corporate Governance” tab and then selecting “Governance Documents”. The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of, or amendments to, its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers (the heads of its Finance, Law, Human Resources and

Internal Audit functions) or with the non-employee members of the Company’s Board. Communications from interested parties to non-employee directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board, who then determines whether such communication shall be distributed to all non-employee directors, makes such distribution if so determined, and oversees the reaction to such communications by the Board, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the non-employee members of the Company’s Board are located on the Company’s website (www.tupperwarebrands.com). The Board invites interested parties, including shareholders, to contact the Board or any of its individual members, including the Presiding Director, on any topic of interest through the online form available on the Company’s website (www.tupperwarebrands.com) in the Investors section under the Board of Directors tab on the Corporate Governance page, or in writing to the Board, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication are important in facilitating direct engagement with investors and other interested parties, and may be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. The hotline is staffed by multi-lingual professionals through an independent company.

Each regularly-scheduled in-person meeting (and certain telephonic meetings) of the Board includes an executive session of non-employee members of the Board. The Presiding Director, Mr. Kriss Cloninger III, acts as the chairperson of the executive sessions of the non-employee members of the Board. See the heading “Board Leadership Structure” below for more information.

The Board has affirmatively determined that each of the following non-employee members of the Board who served during 2017 (and each entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Meg Crofton, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Richard T. Riley, Joyce M. Roché and M. Anne Szostak. Mr. Murray retired from the Board at the 2017 annual meeting at the end of his term.

The Board maintains a policy that non-employee directors who first joined the Board after May 8, 2015 shall retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-two (72). Board members who first joined the Board prior to such date shall retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-five (75). Notwithstanding the foregoing, the Nominating and Governance Committee may recommend the re-election or continuance in office of any director.

Diversity

The Board values diversity as a factor in selecting members to nominate to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience, among others.

Strategy and Risk Oversight

The Board participates actively in the development and approval of corporate and business strategy, both through regularly scheduled meetings, and throughout the year through ad hoc, direct and robust interaction with Company management. These discussions focus on the areas of greatest strategic importance to the Company, including but not limited to: global business model planning, geographic expansion, new product introductions, brand enhancement, capital structure, and talent acquisition and management.

The Board also takes very seriously its involvement in risk oversight, which involves the Audit Committee, the Compensation Committee and the full Board. The Audit Committee receives materials from management on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to evaluate whether they encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee, including regarding risks. In addition, on an annual basis, the full Board receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks. This process addresses all categories of risks facing the Company, including but not limited to: business strategy, talent management, reputational risks, financial reporting and controls, tax and treasury, legal, regulatory and compliance issues and operations issues including supply chain, product development and cybersecurity.

Board Leadership Structure

The Board has chosen to combine the roles of Chairman and Chief Executive Officer and to have an independent Presiding Director. Mr. Kriss Cloninger III currently serves as Presiding Director. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board and the Chairman and Chief Executive Officer, approving schedules, agendas and materials sent to the Board, oversight of the Board and Chief Executive Officer evaluation processes, and coordination of the director candidate interview process. He also advises the Chairman and Chief Executive Officer on the quality, quantity and timeliness of management information provided to the Board, and makes recommendations on Board committee membership, chairs and rotation. He has the authority to call meetings of the independent directors, including if requested by major shareholders of the Company, and may be available for consultation and direct communication with such shareholders. This structure has, as evidenced by the feedback of directors over the years, provided for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed and independent decisions. As a consequence, the Board has determined that no significant benefit would have been realized prior to this time by separating the roles of Chairman and Chief Executive Officer. As previously discussed, on February 21, 2018, the Board elected Ms. Stitzel to the position of President and Chief Executive Officer, effective May 9, 2018 following the 2018 annual meeting. Upon Ms. Stitzel’s transition to the role of President and Chief Executive Officer, Mr. Goings will become Executive Chairman of the Company, subject to his election as a director by the Company’s shareholders at the 2018 annual meeting. During the transition period when Mr. Goings serves as Executive Chairman, the roles of Chairman and Chief Executive Officer will be separated; however, as neither executive is independent, the Board will continue to have an independent Presiding Director.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 12, 2018 by each director and nominee for election, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owned more than 1 percent of the Company’s common stock, except Mr. Goings, who owned 1.80 percent. All directors and executive officers as a group owned 3.42 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 12, 2018(1)	Restricted Stock(2)	Total Shares Beneficially Owned
Catherine A. Bertini	14,851	—	10,953	1,500	27,304
Susan M. Cameron	12,902	—	4,435	—	17,337
Kriss Cloninger III	28,411	—	5,922	1,500	35,833
Meg Crofton	2,341	1,000	1,852	—	5,193
E.V. (Rick) Goings	34,087	—	883,752	—	917,839
Asha Gupta	16,568	—	38,321	—	54,889
Simon C. Hemus	39,307	—	163,413	—	202,720
Angel R. Martinez	6,051	5,071	18,100	1,500	30,722
Antonio Monteiro de Castro	18,096	—	3,291	—	21,387
David R. Parker	—	—	21,899	1,500	23,399
Michael S. Poteshman	10,931	—	103,052	—	113,983
Richard T. Riley	6,050	—	2,094	—	8,144
Joyce M. Roché	9,826	—	22,020	1,500	33,346
Patricia A. Stitzel	4,262	—	46,534	—	50,796
M. Anne Szostak	22,480	—	1,852	1,500	25,832

Subtotal	226,163	6,071	1,327,490	9,000	1,568,724

All directors and executive officers as a group (21) (including the individuals named above)	259,809	6,071	1,471,625	9,000	1,746,505

(1)

Includes stock options and restricted stock units granted under the Company’s 2006, 2010 and 2016 Incentive Plans and the Director Stock Plan. Also includes the estimated shares of common stock that will be paid in lieu of cash as fees under the 2016 Incentive Plan to directors for the first quarter of 2017 for those directors who so elected (Ms. Cameron and Mr. Riley, 242 shares each, and Ms. Roché, 121 shares, assuming a $51.57 share price).

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities, as of December 31, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,212,037	(1)	16.1
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,863,012	(2)	7.6

(1)

Based upon a Schedule 13G/A filed on January 19, 2018. As of December 31, 2017, BlackRock, Inc. indirectly held 8,212,037 shares of the Company’s common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 8,033,408 of such shares. The entities comprising the BlackRock, Inc. group are: BlackRock, Inc., BlackRock Fund Advisors (which itself holds 5% or greater of the Company’s common stock), BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Life Limited.

(2)

Based upon a Schedule 13G/A filed on February 9, 2018. As of December 31, 2017, The Vanguard Group, Inc. directly or indirectly held 3,863,012 shares of the Company’s common stock, with sole dispositive power with respect to 3,831,830 of such shares, shared dispositive power with respect to 31,182 of such shares, sole voting power with respect to 28,661 of such shares and shared voting power with respect to 6,852 of such shares. The entities comprising The Vanguard Group, Inc. are: The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the common stock of the Company (“10% Holders”), to file with the SEC reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its directors, executive officers and 10% Holders were complied with for the Company’s 2017 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company:

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	3,736,570	(2)	58.96	(3)	2,979,087
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	3,736,570		58.96		2,979,087

(1)

The following plans have been approved by the Company’s shareholders and have outstanding awards or available shares: 2006 Incentive Plan, 2010 Incentive Plan, 2016 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance share units have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)	All remaining shares could be used for any form of equity awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company (unless he is the related person), and (2) the Audit, Finance and Corporate Responsibility Committee of the Board (or, if determined by that Committee, by all of the independent directors of the Company). Transactions that are covered by this policy include all transactions that would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Chairman and Chief Executive Officer, for sixteen years. In fiscal year 2017, her total compensation package was 188,642 euros (approximately U.S. $226,352). This transaction has been reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 30, 2017, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board that the audited financial statements for the Company’s 2017 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

Audit, Finance and Corporate Responsibility Committee

Antonio Monteiro de Castro, Chairperson

Catherine A. Bertini

Richard T. Riley

Joyce M. Roché

M. Anne Szostak

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This section describes the programs and philosophy behind the Company’s executive compensation practices for its Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers in office at the end of 2017 (the “Named Executive Officers” or “NEOs”) and the process that the Compensation and Management Development Committee (the “Committee”) of the Board uses to determine executive compensation arrangements. Generally, the Company’s executive compensation program is designed to attract, retain and motivate executives while balancing both the short- and the long-term interests of the Company, its shareholders and its employees.

NamedExecutive Officers (NEOs)
• E.V. (Rick) Goings, Chairman and Chief Executive Officer
• Simon C. Hemus, Vice Chairman
• Patricia A. Stitzel, President and Chief Operating Officer
• Michael S. Poteshman, Executive Vice President and Chief Financial Officer
• Asha Gupta, Group President, Asia Pacific

The 2017 Summary Compensation Table and other tables related to actual elements of compensation received in 2017 begin on page 31.

Summary

Management Succession

On February 21, 2018, the Board elected Ms. Patricia A. Stitzel, the Company’s current President and Chief Operating Officer, to the position of President and Chief Executive Officer, effective following the 2018 annual meeting on May 9, 2018, and nominated her for election by the Company’s shareholders to the Board at the 2018 annual meeting. The Board also increased the number of directors of the Company from 11 to 12, subject to Ms. Stitzel’s election. As part of this executive transition, the Board elected E.V. (Rick) Goings, the Company’s current Chairman and Chief Executive Officer, to the position of Executive Chairman of the Company upon Ms. Stitzel’s transition to the role of President and Chief Executive Officer, subject to his election as a director by the Company’s shareholders at the 2018 annual meeting.

2017 Say-On-Pay and Say-on-Frequency Results

In May 2017, for the fourth year in a row, shareholders overwhelmingly approved the Company’s non-binding advisory vote on executive compensation, with approximately 98% of the votes cast in support of the proposal. Both the Committee and the Company’s senior leadership view the multi-year shareholder support of “say-on-pay” as an endorsement of the Company’s executive compensation program. Consequently, after considering the Company’s 2017 say-on-pay results and following a review of industry-wide trends in executive compensation practices, no significant changes were made to the Company’s executive compensation program during 2017 in response to the 2017 “say-on-pay” vote.

Shareholders also voted on the future frequency of say-on-pay votes, in May 2017. As recommended by the Board, a majority of shareholders voted in favor of an annual vote. In accordance with those results, the Board determined to hold the say-on-pay vote annually until the next say-on-frequency vote, which is expected to occur upon the earlier of the Company’s 2023 annual meeting of shareholders or at such time as the Board determines that a different frequency is in the best interest of the Company and its shareholders and submits the frequency of say-on-pay to a shareholder vote.

2017 Business Results

In approving compensation decisions with respect to 2017, the Committee considered a variety of factors, including the Company’s operational and financial performance, highlights of which are illustrated in the charts below.

During 2017, the Company delivered 1% local currency sales growth and 9% local currency growth in net income as measured for incentive purposes, which excludes certain items as highlighted and reconciled to its U.S. generally accepted accounting principles (“U.S. GAAP”) results on page 24. The 2017 versus 2016 local currency sales growth was negatively impacted by 1 percentage point attributable to 2017 having one less week in the fiscal year than 2016, and by 0.7 of a percentage point from the Company’s Beauticontrol business, which was wound down during the third quarter of 2017. Cash flow from operating activities net of investing activities in 2017 was $159.4 million, which included $17.7 million in outflows in connection with the re-engineering program announced in July 2017 and small amounts from earlier in the year. The Company also continued to operate under its robust approach of returning capital to shareholders through the payment of $139.5 million of dividend payments. During 2017, the Company’s share price increased 19.2% from $52.62 to $62.70 on the first and last trading days of the fiscal year, respectively.

*	Amounts translated at September 2016 exchange rates. “Cash Flow” represents cash flow from operating net of investing activities. “Net Income” and “Cash Flow” are shown as measured for incentive purposes. See page 24 for a reconciliation from U.S. GAAP to incentive basis.

Executive Compensation & Governance Best Practices

The Committee regularly monitors and implements many public company best practices in executive compensation and governance, as illustrated in the following table:

	✓	Design compensation program to align total pay with achievement of Company performance goals
	✓	Emphasize performance-based compensation for all NEOs, aligning to shareholder value
	✓	Set pay levels in consideration of peer group
	✓	Evaluate peer group on an annual basis
	✓	Design compensation program to mitigate risk
	✓	Design incentives using multiple measures, reflecting how the Company creates shareholder value
What we do	✓	Review market-competitive change-in-control protections
	✓	Review CEO succession planning annually
	✓	Maintain an Anti-Hedging & Anti-Pledging Policy on equity
	✓	Maintain a Clawback Policy
	✓	Maintain director and executive officer stock ownership requirements
	✓	Award equity at a competitive burn rate
	✓	Maintain ‘double-trigger’ change-in-control for cash severance and equity acceleration
	✓	Review total compensation summaries when considering changes to executive compensation
	✗	Provide excise tax gross-ups for any new executives (since 2009)
	✗	Grant stock options with an exercise price less than market value on grant date
	✗	Reprice stock option awards
What we don’t do	✗	Reload exercised stock option grants
	✗	Maintain evergreen provisions in long-term incentive plans
	✗	Provide employment agreements (since 2003)
	✗	Provide automatic, annual increases in executive salaries

2017 Compensation Highlights

The following table illustrates the basic elements of each of the NEO compensation arrangements for 2016 and 2017 and indicates the percent change in each year-over-year. The amounts reported for base salary and annual incentive compensation represent amounts earned by the NEOs with respect to the applicable year, while the amounts reported for long-term incentive value represent the grant date fair value of the awards granted during the applicable year. Annual Incentive Program payments reflect the Company’s performance against financial objectives for each of the NEO’s respective areas of responsibility. Annual and non-recurring long-term incentive awards reflect Committee approved values awarded in each indicated fiscal year. Each of these elements of compensation, including the Committee’s reasoning for any changes, is described further below under their respective headings, following “Elements of Officer Direct Compensation”.

Named Executive Officer	Year	Annual Base Salary (1)	Annual Incentive Program Payment	Annual Long-Term Incentive Value Granted	Non-Recurring Long-Term Incentive Value Granted (2)	Direct Compensation
E.V. (Rick) Goings	2017	$1,000,000	$964,701	$5,000,000	$0	$6,964,701
	2016	1,000,000	1,386,509	5,000,000	0	7,386,509
Increase / (Decrease)		0.0%	(30.4%)	0.0%	N/A	(5.7%)
Simon C. Hemus	2017	$610,000	$409,369	$1,600,000	$0	$2,619,369
	2016	610,000	588,362	1,600,000	0	2,798,362
Increase / (Decrease)		0.0%	(30.4%)	0.0%	N/A	(6.4%)
Patricia A. Stitzel (3)	2017	$500,000	$314,576	$900,000	$0	$1,714,576
	2016	403,846	551,820	700,000	400,000	2,055,666
Increase / (Decrease)		23.8%	(43.0%)	28.6%	N/A	(16.6%)
Michael S. Poteshman (4)	2017	$507,536	$308,275	$825,000	$0	$1,640,811
	2016	495,508	430,138	775,000	0	1,700,646
Increase / (Decrease)		2.4%	(28.3%)	6.5%	N/A	(3.5%)
Asha Gupta (5)	2017	$444,286	$252,884	$500,000	$0	$1,197,170
	2016	395,494	338,305	500,000	466,670	1,700,469
Increase / Decrease		12.3%	(25.2%)	0.0%	N/A	(29.6%)

(1)	Represents annual base salary earned, excluding benefit payments as noted in the 2017 Summary Compensation Table, below.

(2)	Illustrates the grant date value of non-recurring awards of restricted stock units (“RSUs”) granted in 2016 for promotional and/or retentive purposes.

(3)

In conjunction with her election to President and Chief Operating Officer in October 2016, Ms. Stitzel’s base salary increased from $375,000 to $500,000, and is indicated above reflecting that pro-ration. Ms. Stitzel also received an award of RSUs in October 2016 that vest 100% after three years.

(4)	Mr. Poteshman’s base salary increased from $495,508 to $510,400 in March 2017, and is indicated above reflecting that pro-ration.

(5)

Ms. Gupta’s base salary is illustrated in U.S. dollars using an exchange rate of 0.75 Singapore dollars per U.S. dollar. Ms. Gupta’s base salary increased from $395,494 to $454,818 in March 2017, and is indicated above reflecting that pro-ration. Ms. Gupta received two awards of RSUs in 2016, each vesting 100% after three years.

Note that the table above provides a general description of compensation arrangements, and is not intended to replace or replicate the 2017 Summary Compensation Table that appears on page 31 below.

The Committee believes that actual compensation earned by the Company’s executive officers is appropriately aligned with Company performance and shareholder interests through the design of the Company’s target compensation program. As illustrated in the graphs below under “Target Pay Mix for Executive Officers,” the performance-based portion of total target compensation for the CEO and other NEOs represented 86% and 72% on average, respectively. The Company’s Annual Incentive Program payments are based on the achievement against one-year goals in (i) net income and/or segment profit, if applicable, measured in constant currency to accurately reflect achievement against objectives established at the beginning of the year, and (ii) free cash flow. As described below in greater detail, the Company calculates Annual Incentive Program results at the same foreign exchange rates at which the goals are set. Given the Company’s extremely high proportion of revenue and segment profit generated from outside the United States (over 90%), the Committee believes that measuring results at the same exchange rates at which the goals were set provides the best measurement of management’s success in setting its strategies and their implementation. The Company’s annual equity awards are designed to align compensation with shareholder interests directly through stock price appreciation using stock options, and through achievement of long-term performance-based goals and changes in stock price and dividends paid under the Company’s Performance Share Program (“PSP”). The Committee sets the weighting of each of the respective elements of compensation to maintain what it believes to be an appropriate balance of short- and long-term incentives within the overall total compensation package.

Consistent with the Company’s annual equity award philosophy and program, during 2017 the Committee made annual long-term incentive awards to each NEO consisting of stock options that vest over a three-year period and performance-based share awards that may vest in 2019 based on achievement against three-year performance goals, as described below under “Long-Term Incentive Programs.”

2017 – 2018 Shareholder Outreach

The Company, led by management and, as and when requested or prudent, the Chair of the Committee, regularly attempts to engage its larger shareholders in outreach meetings, typically targeting holders, in the aggregate, of greater than 50% of the Company’s common stock. The intent of these meetings is to (i) discuss investor philosophies on compensation programs in order to consider their perspectives when designing the Company’s executive compensation program, (ii) review any recent changes made to the Company’s executive compensation program, and (iii) answer questions or address concerns raised with respect to the Company’s executive compensation program. Shareholder outreach conducted so far in the 2017 – 2018 season has resulted in meaningful dialogue with investors, and has generated feedback that is both positive on the whole and consistent with the 2017 results from the Company’s say-on-pay shareholder vote.

Executive Compensation Philosophy

Attract, Retain and Motivate the Company’s Key Leadership

The Company’s executive compensation program focuses on attracting, retaining and motivating high-performing, successful leaders while incenting short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the headings “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”). The Committee strives to provide incentive programs that align management compensation with long-term shareholder value creation, with consideration of risk created while implementing the Company’s business strategies.

Certain employees, historically including select NEOs with direct oversight of business units, may also participate in Gainsharing Programs designed to incent and reward mid-term profit growth in select units and groups of units. The roles of the CEO, Vice Chairman, President and COO and CFO (and other similarly globally focused positions) do not actively participate in any Gainsharing Program; however, during 2017, the President and Chief Operating Officer, Ms. Stitzel, remained eligible to receive a payout under a legacy Gainsharing Program that concluded at the end of 2017. In addition, the Company selectively grants stock-based awards for critical retention purposes, upon an employee’s initial hire or promotion to an executive officer role or to reward performance.

Target Pay Mix for Executive Officers

The Company’s executive compensation philosophy balances short- and long-term elements of pay by focusing management on key financial measures. The Committee believes this mix of pay elements provides the greatest incentive for shareholder value creation through the formulation and execution of effective business strategies, with due consideration of risk and the Company’s short- and long-term objectives. The following charts illustrate the pay-mix elements of total target annual direct compensation, excluding non-recurring awards, for the CEO and other NEOs.

Elements of at-risk compensation: Annual Incentive, Stock Options, Performance Share Units (and Gainsharing as applicable)

Elements of compensation aligned to shareholder returns: Stock Options and Performance Share Units

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, overseeing and determining all compensation arrangements for executive officers of the Company, including each of the NEOs. As discussed above under “Board Committees,” the Committee works closely with its independent compensation consultant, Aon Hewitt, to determine the market-based compensation arrangements for the Company’s officers.

The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full Board. Recommendations for compensation of executive officers other than the CEO are made to the Committee by management, including discussion on individual performance by the CEO, in consultation with the Committee’s compensation consultant. The Committee, in consideration of its objectives, reviews recommendations as well as incentive programs for all executive officers. Based on this review, the Committee approves the annual incentive opportunities and equity awards, and recommends for the approval of the full Board (or independent directors of the full Board with respect to the CEO’s compensation) salaries for executive officers at or above the level of senior vice president, including the NEOs.

All compensation recommendations are influenced by both market-based and nonmarket-based factors including the Company’s compensation peer group, prior individual performance against objectives, leadership and other factors, including changes in role or changes in the scope of role, historical compensation adjustments and tenure within position. To enable informed decisions, the Committee reviews a total compensation summary that affords a complete picture of each executive’s current and historical compensation elements including realizable compensation, as well as each executive’s positioning against the market data. The Committee typically makes compensation recommendations in November for the upcoming fiscal year.

Peer Group & Compensation Benchmarking

When determining the appropriate compensation arrangements for the Company’s executive officers, the Committee considers both a comparator peer group of similar companies and information from two generally available surveys. Market-based pay levels are established for each executive role by equally weighting compensation levels of the peer group and the average of amounts included in the surveys. The Committee includes multiple data sources to mitigate year-over-year fluctuations from any single source to promote greater stability in the compensation planning process.

The compensation peer group consists of public companies that were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenue, percentage of revenue outside the United States and, to a lesser extent, equity market capitalization). The compensation peer group companies are reviewed annually by the Committee for continued appropriateness.

The compensation peer group includes companies that:

•	market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	operate using direct–to-consumer and network marketing distribution methods; and

•	market branded products in the food and beverage category.

In preparing the compensation peer group used to evaluate 2017 compensation decisions, the Committee removed from its 2016 peer group Elizabeth Arden, Inc., because it was acquired, and Blyth, Inc., as it was taken private. Edgewell Personal Care Company, which spun-off from Energizer Holdings, was added to the peer group. The 2017 compensation peer group consisted of the following companies, categorized by industry:

Consumer Products & Packaging	• AptarGroup, Inc.	• Snap-On Incorporated
	• Church & Dwight Co., Inc.	• Spectrum Brands Holdings, Inc.
	• The Clorox Co.	• Tiffany & Co.
	• Edgewell Personal Care Company	• Silgan Holdings • Williams-Sonoma, Inc.
• Newell Brands Inc.
Beauty Companies	• Avon Products, Inc. (1)
Direct-to-Consumer & Network Marketing	• Herbalife Ltd.	• Nu Skin Enterprises, Inc.
Food and Beverage	• Brown-Forman Corp.	• McCormick & Company, Inc.
• The Hain Celestial Group, Inc.

(1)	Also operates in the “Direct-to-Consumer & Network Marketing” category of the peer group.

During its annual review of the peer group in preparation for 2018 compensation decision-making, the Committee removed Newell Brands Inc. due to Newell’s increased size as a result of recent acquisitions.

Pay Positioning for Executive Officers

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term incentive program opportunity for each of the Company’s executive officer positions separately, as well as the individual performance of each executive officer.

All elements of salary and incentive compensation, except Gainsharing Programs, are impacted by the benchmarking process. The following table illustrates the targeted pay percentile positioning for 2017 for each of the NEOs.

Pay Element	CEO	Vice Chairman	Other NEOs
Base Salary	50th	50th	50th
Annual Bonus Target	50th	50th	50th
Total Direct Compensation	75th	75th	50th

For all pay elements other than base salary, actual compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price, and can fluctuate above or below the targeted percentile of market. Gainsharing Programs are not included in the benchmarking process since these programs are intended to incent performance above and beyond what benchmarked compensation is intended to deliver. Gains from past incentives are also not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

The Committee believes that targeting the total compensation arrangement for the current CEO above median has been critical to the long-term success and stability of the business, given his tenure and experience in the global direct-to-consumer industry along with his experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products. With respect to the May 9, 2018 executive transitions, the total compensation arrangement for the new President and CEO is based on the 50th percentile of such CEO role, taking into account tenure and experience. The total compensation package for the new Executive Chairman was determined using relevant market data. Both of the new total compensation packages were decided after considering the market data and input provided by the Committee’s independent compensation consultant, Aon Hewitt.

Elements of Officer Direct Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, executive officers are compensated through various elements that include a balance of short-, mid- and long-term focus. Target compensation for executive officers generally includes base salary, an Annual Incentive Program target award and long-term equity awards.

Base Salary

Annual base salary is the keystone to attracting and retaining talented employees, providing a fixed level of income. Each of the Company’s executive officer roles is benchmarked to market as discussed above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” When determining base salary levels, the Committee considers the benchmark pay, the salary increase target for the Company overall, the executive officer’s performance in the previous year, scope and complexity of role, leaders of similar responsibility within the Company, experience and tenure related to their respective responsibilities, and total direct compensation (base salary plus short- and long-term incentive targets described below).

For 2017, the Committee reviewed executive officer base salaries and considered individual performance and competitive market-based base salary information (as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”), increasing the base salaries for Mr. Poteshman by 3% to $510,400 and Ms. Gupta by 15% to $454,818 (illustrated in U.S. dollars). The salaries for Messrs. Goings and Hemus and Ms. Stitzel were not changed from the levels approved in 2016.

For 2018, the Committee reviewed executive officer base salaries and considered individual performance and competitive market-based base salary information (as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”), increasing the base salaries for Mr. Poteshman by 3.1% to $526,000, Ms. Stitzel by 10% to $550,000 and Ms. Gupta by 4% to $473,011 (illustrated in U.S. dollars). The salaries for Messrs. Goings and Hemus were not changed. In connection with the previously announced May 9, 2018 executive transitions, Mr. Goings’ salary will be reduced to $500,000 and Ms. Stitzel’s salary will be increased to $850,000.

Annual Incentive Program

Program Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding approximately 250 key-management participants, including each of the NEOs, for short-term (annual) financial results. AIP payout targets, calculated as a percentage of year-end base salary, are based on job level and are benchmarked as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”. The AIP is used to reward growth in consolidated net income, or unit segment profit where applicable, and conversion of profit into cash flow. The Committee believes that focusing management on these financial metrics best positions the Company for long-term success. In all cases, net income and/or segment profit performance accounts for 70% and cash flow performance accounts for 30% of the total award.

Payments under the AIP program can range from 0% for below threshold achievement to 200% for achievement of maximum goals. Target goal achievement results in a 100% payout factor, with straight line interpolation calculated for achievement between threshold, target and maximum results. During 2017, a “tripwire” measure (minimum performance objective) was applied to the total earning opportunity for certain participants with oversight of the implementation of a global strategic project. This tripwire lowered the total earned payout by 20% for such participants, including for Ms. Gupta, when the minimum performance objective was not achieved.

AIP awards for the NEOs who hold globally-focused positions are measured entirely on consolidated net income and cash flow, while the award for Ms. Gupta, the NEO who serves as a group president, is measured in part on consolidated results and in part on her group’s segment profit and cash flow results. The Committee believes that this program design facilitates focus on overall Company results and, in the case of Ms. Gupta, incents focus on her group’s performance.

2017 Individual Targets

Individual AIP target payouts, expressed as a percentage of year-end base salary for certain NEOs (115% for Mr. Goings, 80% for Mr. Hemus, 72% for Mr. Poteshman and 60% for Ms. Gupta) have not changed in a number of years. Ms. Stitzel’s target was set at 75% upon her election to President and Chief Operating Officer in October 2016 and has been increased to 80% for 2018 to further align with median market data for the President and Chief Operating Officer position. In connection with the previously announced May 9, 2018, executive transitions, Mr. Goings’ target will decrease to 100% and Ms. Stitzel’s target will increase to 105%.

2017 AIP Goals & Results

The Company measures its AIP achievement at the same currency exchange rates at which the goals are set. The Committee believes that this approach most appropriately measures the success of management in executing the Company’s strategies, as opposed to measuring performance at actual exchange rates that can mask the impact of actions taken under management’s control, which can be expected to be reflected in the Company’s stock price over time. The Committee believes that employing this approach in the AIP appropriately balances total compensation received by executives, given that the value realized by management under equity-based long-term incentive awards is impacted by actual exchange rates through the performance of the Company’s stock price. Further, the Committee believes that incenting performance using actual exchange rates could create an environment leading to risk taking not in the best interests of the Company.

AIP goals, established during the Committee’s February meeting, are set in consideration of a wide range of factors, including but not limited to compensation peer group performance, Company trends, analysts’ expectations, and the external environment. Generally, “threshold” goals are set at levels consistent with past performance. “Target” goals are set to require solid increases over past results, while “maximum” goals are stretch objectives, set to require outstanding performance for full payout. Each of the target and maximum performance goals are determined for, and measured on, an individual unit, area, group or global basis.

The 2017 AIP target and maximum goals for after-tax Company net income represented a 7.0% local currency increase and a 13.0% increase, respectively, as compared with 2016 results using constant foreign currency exchange rates, excluding for both 2016 and 2017 the Company’s results in Venezuela. The 2017 AIP target and maximum goals for cash flow represented, in constant currency, a 5.6% and 10.5% increase, respectively, as compared with the adjusted 2016 results. Given the inflationary environment and exchange controls in Venezuela, the Committee determined that measurement of global achievement should exclude results for that unit. The following table illustrates each of the measures used for NEO AIP awards in 2017, indicating the previous year’s performance, the 2017 threshold, target and maximum goals in absolute dollars and in growth over 2016 results, the actual 2017 achievement and the measure’s payout factor. The payout factor is calculated using straight-line interpolation of the actual result between the two adjacent goals. AIP goals were set and achievement was measured excluding certain items as outlined in the reconciliations on page 24:

Area of Responsibility / Measure	2016 Actual Result(1)	2017 Threshold Goal ($M)	2017 Target Goal ($M)	2017 Maximum Goal ($M)	2017 Actual Result ($M)	2017 Payout Factor (%)
Company
Net Income	$222.7	$225.1	$240.8	$254.3	$243.5	119.8%
Cash Flow	184.5	195.8	206.8	216.4	172.0	0.0%
Asia Pacific Group
Segment Profit (2)	184.7	184.7	193.4	204.5	193.6	102.2%
Cash Flow	193.5	184.8	190.9	198.7	194.0	139.8%

(1)	2016 results are stated at 2017 incentive program foreign exchange rates and exclude results for Venezuela, to be consistent with how the 2017 goals were set.

(2)	Segment profit measures do not include income tax, while the net income measure is after-tax.

2017 AIP Payout Calculation

The following table illustrates the formula and respective 2017 AIP payout calculations for each of the Company’s NEOs. Award amounts indicated are included under the Non-Equity Incentive Plan Compensation column in the 2017 Summary Compensation Table on page 31 below.

NEO / Year-End Base Salary ($)	X	Individual Target (% of Base)	X	Weight of Measure (% of AIP)	X	2017 Payout Factor (Result %)	=	Earned Award ($)	Earned Award (% of Target)
E.V. (Rick) Goings (1) $1,000,000		115%		70% Company Net Income		119.8%		$964,701
				30% Company Cash Flow		0.0%		0

						Total:		$964,701	83.9%
Simon C. Hemus $610,000		80%		70% Company Net Income		119.8%		$409,369
				30% Company Cash Flow		0.0%		0

						Total:		$409,369	83.9%
Patricia A. Stitzel (2) $500,000		75%		70% Company Net Income		119.8%		$314,576
				30% Company Cash Flow		0.0%		0

						Total:		$314,576	83.9%
Michael S. Poteshman $510,400		72%		70% Company Net Income		119.8%		$308,275
				30% Company Cash Flow		0.0%		0

						Total:		$308,275	83.9%
Asha Gupta (3) $454,818		60%		25% Company Net Income		119.8%		$64,268
				45% Asia Pacific Segment Profit		102.2%		98,650
				30% Asia Pacific Cash Flow		139.8%		89,966

						Total:		$252,884	94.3%

(1)	In connection with his election to Executive Chairman, effective May 9, 2018, Mr. Goings’ individual annual incentive program target will decrease to 100% of base salary.

(2)

Effective for 2018, related to her election to President and Chief Operating Officer, Ms. Stitzel’s individual annual incentive program target award was increased to 80% of base salary, and in connection with her election to President and Chief Executive Officer, effective May 9, 2018, it will increase to 105% of base salary.

(3)

Ms. Gupta’s base salary and incentive are illustrated at the year-end exchange rate of 0.75 Singapore dollars per U.S. dollar. As noted above, during 2017, a “tripwire” measure was applied to the total earning opportunity for Ms. Gupta and others, which lowered Ms. Gupta’s total earned payout by 20% versus what was achieved based on Company net income, segment profit and segment cash flow.

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; pension settlements; income from significant insurance recoveries; amortization and impairment of acquisition-related intangibles; income statement and cash flow impacts associated with 2017 changes in U.S. tax law and costs to modify the Company’s capital structure, if any. In addition, for 2017, as was the case since 2014, the Committee concluded that due to the unpredictability of the impact of the external situation in Venezuela, including the exchange rate to be used in translating bolivar results to U.S. dollars and the availability and exchange rate to be used in converting bolivars to U.S. dollars, that the impact of Venezuela would be excluded in setting the goals and measuring the annual incentive performance of the Company. This resulted in lower performance for incentive purposes than if Venezuela’s results had been included. As discussed above in greater detail, the goals and achievement under the AIP are measured at constant foreign currency exchange rates. Other than as it relates to the exclusion of Venezuela’s operational results, the adjustments to U.S. GAAP results set forth below for both net income and cash flow are generally for the same items for which the Company presented its results “excluding items” in its earnings release on January 31, 2018.

	2017	2016	Change
U.S. GAAP net income	$(265.4)	$223.6	(218.7%)
Adjustment to state 2016 at 2017 actual exchange rates		3.4
Items excluded for incentive purposes:
Gains on disposal of assets including insurance recoveries	(9.1)	(27.3)
Amortization of intangibles of acquired beauty units	7.9	7.6
Re-engineering and impairment charges	74.4	11.0
Venezuela devaluation impact on balance sheet positions, net of currency conversion benefit	7.4	4.3
Tax impact of adjustments and implementation of U.S. tax reform	370.2	3.2
Intangible impairment	62.9
Performance excluding “items” (non-U.S. GAAP press release basis)	248.3	225.8	10.0%

Adjustment to state at 2017 incentive exchange rates	3.7	2.6
Pension settlement adjustment
Exclusion of Venezuela’s operating results	(8.4)	(5.7)
Other / rounding	(0.1)

Performance as measured for incentive purposes	$243.5	$222.7	9.3%

	2017	2016	Change
Cash flow from operating activities, net of investing activities	$159.4	$212.9	(25.1%)
Adjustment to state 2016 at 2017 exchange rates		2.9
Items excluded for incentive purposes:
Proceeds from disposal of assets including insurance recoveries	(12.7)	(35.6)
Re-engineering and impairment charges	17.7	6.8
Non-cash excess tax benefits from equity plans		0.4
Significant capital projects budgeted but unspent	(1.2)	(3.1)
Premium received in connection with new financing, net of amortized interests	0.5	0.5
BeautiControl cash flow August through December 2017	0.1
Other	8.6	3.8
Performance for incentive purposes excluding “items”	$172.4	$188.6	(8.6%)
Adjustment to state at 2017 incentive exchange rates	(5.6)	(5.6)
Exclusion of Venezuela operating cash flow results	5.2	1.5
Performance for incentive purposes	$172.0	$184.5	(6.8%)

Long-Term Incentive Programs

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of performance-based equity incentives with the objective of supporting development and execution of long-term operational and strategic plans. Historically, select NEOs have been eligible to participate in the Company’s Gainsharing Program, a mid- to long-term cash incentive program described below.

Stock-Based Incentive Programs

The Committee grants annual stock-based incentive awards to selected key members of management, including each of the NEOs, in the form of stock options and performance-based shares to further align their interests with those of the Company’s shareholders. The Committee considers these particular equity award types to be an effective way to incent shareholder value creation over the long-term. In certain circumstances, such as the critical retention or promotion of an employee to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

Annual equity awards are determined by the Committee for each of the NEOs in consideration of the competitive practices described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers,” in terms of both the types and size of awards issued. The Committee considers and balances many factors in deciding which equity vehicles to use, including accounting expense, potential benefit to participants and potential tax consequences for both the participant and the Company. The Committee approves the value of annual long-term incentive awards during its November meeting. Stock option awards are made effective on the date of approval and PSP awards become effective once goals are established in the first quarter of the following year. Accordingly, the 2017 Summary Compensation Table on page 31 includes as 2017 compensation the grant date fair value of performance share units awarded in 2017 that were approved in November 2016, and the grant date fair value of options that were awarded in November 2017, with the annual award.

Annual stock award values are translated into awards of stock options and PSP awards. The following chart illustrates the mix of equity award values by award type, and describes the intent, vesting and general terms of the awards.

At its November 2017 meeting, the Committee approved annual long-term incentive awards for each of the NEOs after careful consideration of their respective benchmark data, as described above under “Peer Group and Compensation Benchmarking” and “Pay Positioning for Executive Officers,” individual performance during the fiscal year and their tenure and experience within each officer’s respective roles. Approved awards for Messrs. Goings, Hemus and Poteshman, and Mses. Stitzel and Gupta, for $5,000,000, $1,600,000, $825,000, $900,000 and $500,000, respectively, were made and allocated according to the described mix of annual awards.

Stock Options

The Company’s executive officers and selected other members of management are eligible to receive stock options. Stock options are granted with an exercise price that is equal to the closing price of the Company’s common stock on the date of grant. As a result, stock options require an increase in price in the underlying common stock for the award to ultimately have intrinsic value. The Company’s annual stock option grants, including those made to the NEOs, vest in three equal annual installments and include a ten-year life before expiring, if unexercised.

During 2017, stock option awards were made to each of the NEOs in the November annual grant cycle, as described above under the heading “Stock-Based Incentive Programs.” As the Committee determines to be necessary, options may be granted as part of a critical retention or new hire award; however, none of the NEOs received such a grant during 2017.

Performance Share Program

The Company’s executive officer population and selected other executives are eligible to participate in the Company’s PSP, a three-year stock-based performance program with annual overlapping award cycles. PSP awards represent performance-vesting full value share units, which result in the delivery of shares of Company common stock to participants on the achievement of key Company performance measures. Cumulative three-year goals are established, defining each measure’s achievement at a threshold, target and maximum performance level. Awards are expressed as a number of shares to be delivered for target level performance, based on achievement of these metrics. In addition, participants are eligible to receive dividends on performance share grants if and when performance has ultimately been achieved and shares are earned. No shares, including related dividends, vest if achievement is less than threshold, while 150% of the target shares and the related dividends vest if achievement is equal to or above the maximum goal. The actual number of shares that vest is calculated using straight-line interpolation of results between threshold, target and maximum goals.

All executive officers, including each of the NEOs, were granted awards under the 2017-2019 PSP, according to the above description under the heading “Stock-Based Incentive Programs”. For the 2017-2019 PSP, performance will be measured by achievement against EPS and relative total shareholder return (rTSR), pertaining to 75% and 25% of the target units, respectively. The threshold, target and maximum goals under the 2017-2019 PSP for EPS were established by the Committee during the first quarter of 2017. The 2017-2019 EPS target goals were deemed to be reasonably achievable with strong management performance. rTSR for the 2017-2019 PSP will be measured as achievement versus a group of companies comprised of the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2017 Compensation Peer Group that remain in the peer group at the end of the performance period. For Company performance at the 35th percentile, threshold shares (50% of target share units) will be earned, at the 50th percentile 100% of target share units will be earned, and at the 75th percentile or greater, maximum shares (150% of target share units) will be earned.

Consistent with the 2017-2019 PSP design, performance under the 2015-2017 PSP was measured by achievement against EPS and rTSR, pertaining to 75% and 25% of the target units, respectively. The threshold, target and maximum goals under the 2015-2017 PSP for EPS were established by the Committee during the first quarter of 2015, based on the Company’s AIP target net income goal plus amounts 7% higher for each of 2016 and 2017, after adjusting for expected share repurchases. rTSR was measured as described above for the 2017-2019 PSP design, based on achievement versus the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2015 Compensation Peer Group, using the companies in the group both at the beginning and at the end of the performance period.

The following table illustrates the 2015-2017 PSP program’s EPS threshold, target and maximum goals, and the actual Company results as certified by the Committee at its meeting in February 2018.

Performance Share Plan Years	3-Year Aggregate Earnings Per Share				% of EPS
	Threshold	Target	Max	Result	Shares Earned
2015 – 2017	$16.08	$17.87	$19.66	$18.23	110.0%

In addition to achievement under the EPS goals, the Committee certified that the Company had performed at the 36th percentile of the described peer group, which resulted in 52 percent of the associated rTSR being earned by participating NEOs.

Overall achievement in the 2015-2017 PSP resulted in the vesting of 94.1% of each of the participating NEO’s total target awards. The following table details the target and the earned shares under the 2015-2017 PSP for each of the NEOs:

NEO	Target PSP Units	Actual PSP Shares Earned (94.1% of Target)
E.V. (Rick) Goings	37,940	35,710
Simon C. Hemus	12,533	11,796
Patricia A. Stitzel	3,912	3,682
Michael S. Poteshman	5,867	5,522
Asha Gupta	3,912	3,682

Restricted Stock Units

Restricted Stock Unit (RSU) awards represent a right to receive shares of common stock that are delivered to participants on the lapse of a specified restriction period. The Committee believes that the use of RSUs supports its compensation philosophy as they are generally considered a valuable tool in the attraction and retention of critical talent. None of the NEOs received RSUs in 2017. Outstanding RSUs granted to NEOs in previous years are summarized in the “Outstanding Equity Awards at Fiscal Year-End 2017” table on page 34 below. In connection with her promotion to President and Chief Executive Officer on May 9, 2018, Ms. Stitzel will receive a promotional grant of RSUs in the total grant date fair market value of $250,000, which award will cliff vest on its three-year anniversary.

Gainsharing Program

The Company awards participation in Gainsharing Programs as a retention and performance-based incentive, designed to reward significant growth in certain specific business units or groups of units. The CEO, Vice Chairman, President and COO, CFO and other similarly globally-focused positions do not actively participate in any Gainsharing Program; however, during 2017, Ms. Stitzel remained eligible to receive a payout under a legacy Gainsharing Program that concluded at the end of 2017. In addition, beginning in 2017, no Group President is eligible to participate in any new Gainsharing Program, although Ms. Gupta was a participant in the 2015-2017 program as described below. Generally, the programs have been established as an opportunity to earn cash awards for results that are beyond the AIP maximum goal established during the first year of each program (the “Baseline Goal”) over a period that is typically three years. Awards are earned as a percentage of profit generated at performance levels beyond the Baseline Goal. Amounts ultimately earned in the final year of any Gainsharing Program may be reduced if performance falls below that of any previous program year. The measurement of performance under the program excludes the same items as under the AIP.

Prior to her election to President and Chief Operating Officer, as Group President, Ms. Stitzel participated in a three-year Gainsharing Program that began in 2015. The program measured segment profit performance of her respective former Group, and offered an opportunity to earn as much as $1 million over the three-year performance period. Based on the performance of the Group, Ms. Stitzel’s program achieved its maximum earning opportunity and she received a payout under this legacy Gainsharing Program in early 2018 after the end of the program’s performance period.

As Group President, Ms. Gupta participated in a three-year Gainsharing Program that began in 2015 and concluded in 2017. The program measured segment profit performance of her respective Group, and offered an opportunity to earn as much as $1 million over the three-year performance period. Based on the performance of her Group, Ms. Gupta did not earn any award under the program.

The following table illustrates the 2017 baseline goal, the 2017 achievement, and the amounts earned by each over the course of their respective performance periods.

NEO	Performance Period	Performance Measure	2016 Award Amount Accrued (1)	2017 Baseline Goal ($Mil)	2017 Achievement ($Mil)	2017 Award Amount Accrued (1)
Patricia A. Stitzel	2015 - 2017	Group Segment Profit, Americas	$1,000000	$216.7	$247.9	$0
Asha Gupta	2015 - 2017	Group Segment Profit, Asia Pacific	—	226.1	215.9	—
(1)	Accrued amounts are included in the Summary Compensation Table during the year in which the performance was initially achieved.

Other Elements of Total Compensation

As described below, the Company provides NEOs with other benefits as part of each NEO’s total compensation. The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and should allow the Company to be competitive in the marketplace for senior level executives.

Retirement and Savings Plans

Retirement plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings (401(k)) plan and a supplemental retirement plan (defined benefit portion frozen in 2005). Pursuant to the Company’s Executive Deferred Compensation Plan, certain executives including NEOs based in the United States, may defer compensation. In addition, Mr. Hemus participates in a Select Deferred Compensation Plan, described on page 37 below, that was created by the Company in June 2008 in order to provide a continued deferred compensation opportunity to Mr. Hemus as a result of the termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. Ms. Gupta also participates in the Global Benefits Plan, described on page 37 below, that provides retirement benefits for designated employees that cannot fully participate in other benefit plans due to the nature of their career assignments or job status.

The CEO participates in a supplemental executive retirement program (“SERP”), which was implemented in 2003. An important retention element of the CEO’s total compensation in years past, the SERP program reached its maximum service limit when Mr. Goings surpassed 20 years of service during 2012. The SERP was designed and is intended to provide a total retirement value for the CEO, and he will not receive duplicative retirement payments. In 2017 the present value of the SERP benefit was reduced by age and service according to the program’s design. The net result of 2017 changes to the present value of the program was a decrease in the present value of Mr. Goings’ benefit by $5.0 million. As of December 30, 2017, the present value of the CEO’s accumulated net benefit under the SERP was $9,437,641, after reducing the gross benefit by $9,971,746 in offsets from other Company retirement plans, and is calculated as if the CEO had retired on the December 30, 2017 valuation date using a 3.50 percent effective long-term lump sum conversion interest rate. The CEO is the only participant in the SERP, and the Company does not intend to add additional participants in the future. The Board amended the terms of the SERP, effective February 21, 2018, to ensure continued deductibility under Section 162(m) of the Internal Revenue Code. This amendment effectively “froze” the SERP as of December 31, 2017 and, as a result, Mr. Goings’ payments pursuant to the SERP will take into account only compensation earned, and periods of employment which occurred, on or prior to such date.

These plans are discussed in detail in the “Pension Benefits” and “2017 Non-Qualified Deferred Compensation” sections below.

Health and Welfare Plans and Perquisites

The NEOs receive certain competitive health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, disability and basic life insurance similar to that provided to other employees. For executive officers elected prior to January 1, 2011, the Company maintains an executive life insurance program that provides an additional coverage amount equal to one year’s salary capped at $700,000. Executive officers elected after that date are not eligible for this benefit.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, matching contributions on certain charitable gifts, financial and tax planning and, for the CEO, Vice Chairman, President and

COO and Group President, Asia Pacific, country club membership dues. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package that is competitive with the marketplace for senior level executives as determined by evaluating peer and survey data.

Expatriate, Assignment & Relocation Benefits

In her role as Group President, Asia Pacific, Ms. Gupta receives monthly allowances that annualize to $138,107 for housing, $30,378 for dependent schooling and $7,241 for home leave. These benefits are consistent with the Company’s mobility policies. Benefits available in conjunction with various types of employee assignments can include goods and services allowances, housing, income taxes, relocation benefits, home leave, language training, immigration fees, and other items that may be considered on a case-by-case basis. These benefits are included in the “All Other Compensation” amount in the 2017 Summary Compensation Table, on page 31 below.

Change-in-Control and Severance Agreements

The Company has entered into change-in-control agreements with certain of its officers, including the NEOs. In the event of a change-in-control, these agreements provide benefits in lieu of the benefits offered under the Company’s severance policy generally applicable to employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide, in the event of a threatened change-in-control, adequate retention devices to assure that senior management continues to operate the business through the conclusion of a change-in-control transaction. This program was designed with the advice of the Committee’s independent compensation consultant, Aon Hewitt, and serves to attract and retain executives by providing a competitively designed element of executive compensation. The Company has adopted a policy that, subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions. Of the NEOs, currently only Messrs. Goings, Hemus and Poteshman are entitled to tax gross-up provisions. See the heading “Change-in-Control Payments” on page 38 below, for additional discussion on change-in-control agreements. In connection with his retirement as CEO, Mr. Goings’ change-in-control agreement will terminate, effective May 9, 2018.

In addition, the Company entered into a severance agreement in 2003 (as amended and restated in 2010) with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits, including twenty-four months of continued medical and dental insurance coverage and outplacement services, in the event his employment is terminated without “cause” by the Company or if he terminated his employment with “good reason,” each as defined in the agreement. A voluntary retirement from the Company by the CEO would not constitute “good reason” under the severance agreement. The payments under this contract would reduce on a dollar-for-dollar basis any amounts paid under his change-in-control agreement. The Committee deemed such an agreement, including the level of benefit to be paid, to be appropriate in the market and to serve as a useful retention device for the CEO. In keeping with good governance practices, the Company has adopted a policy that it will not enter into additional severance agreements (outside those related to a change-in-control). In connection with his retirement as CEO, Mr. Goings’ severance agreement will terminate, effective May 9, 2018.

Other Compensation Practices

Stock Ownership and Holding Requirements and Anti-Hedging and Pledging Policies

The Committee requires all NEOs to acquire and hold an amount of Company stock with a value equal to a multiple of the NEO’s annual salary. The required ownership multiple for the CEO is six times his annual salary, and the multiple for all NEOs other than the CEO is three times annual salary. Effective February 21, 2018, the Committee implemented a holding requirement of six times annual salary for the incoming Executive Chairman and President and CEO roles. If an NEO does not hold shares with a value at least equal to their required multiple of salary, at least 50% of the after-tax value of future received shares, net of the amount of any strike price, is required to be held until the requisite ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for officers to reach their holding requirement when newly hired, newly promoted, or when fluctuations in the stock price or salary cause the value of their holdings to go below the required level, not due to an action he or she has taken. Provided an officer is complying with such holding requirement, he or she will not be considered to be out of compliance even if not at their full ownership level. Shares held for the purpose of measuring ownership include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 30, 2017, all NEOs were in compliance with the Company’s stock ownership requirements.

NEOs may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits the trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and its three most-highly compensated executive officers (other than the chief executive officer and the chief financial officer) whose compensation is required to be disclosed to shareholders under the Exchange Act. Pursuant to the recently enacted tax legislation, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of the chief financial officer and certain former executive officers will also be subject to the deduction limitation. For fiscal years beginning on or before December 31, 2017, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) will no longer be available.

Recapture of Awards and Payments

The Company has a “clawback” policy that permits the Company to recover previous cash payments, deferrals of cash payments, or deliveries of common stock of the Company that were made pursuant to any incentive compensation award, including any discretionary award, in the event it is determined that the Company’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. Whether the misstatement is significant enough to trigger a recovery is in the sole discretion of the Committee, using good faith. The Company may recover all or any portion of any award made to any participant with respect to a fiscal year of the Company when employee actions resulted in misstated financial information that formed the basis for the award. The maximum amount subject to recovery from a participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the employee actions, or any lesser amount that the Committee may determine; provided, however, that in the case of a discretionary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such employee actions, up to the total amount of the discretionary award. All “clawback” recoveries shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. In 2017, no such triggering event or recovery occurred with respect to any of the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Parker (Chairperson), Mses. Cameron, Crofton and Roché and Messrs. Cloninger and Martinez were members of the Committee during 2017. None of the members of the Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2017.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2017 fiscal year-end and this 2018 proxy statement. Members of the Committee are:

Compensation and Management Development Committee

David R. Parker, Chairperson

Susan M. Cameron

Kriss Cloninger III

Meg Crofton

Angel R. Martinez

2017 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s Named Executive Officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 30, 2017, December 31, 2016 and December 26, 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
E.V. (Rick) Goings Chairman and CEO	2017	$1,024,690	$0	$2,750,111	$2,250,004	$964,701	$0	$258,258	$7,247,764
	2016	1,022,350	0	2,667,541	2,250,004	1,386,509	0	293,955	7,620,360
	2015	1,017,604	0	2,667,581	2,182,509	1,860,635	0	219,119	7,947,448
Simon C. Hemus Vice Chairman	2017	627,964	0	880,033	720,007	409,369	n/a	142,630	2,780,004
	2016	626,248	0	880,041	720,001	588,362	n/a	172,117	2,986,769
	2015	626,471	0	881,201	720,011	789,556	n/a	144,134	3,161,373
Patricia A. Stitzel President and COO	2017	520,275	0	385,072	405,010	314,576	15,902	142,817	1,783,652
	2016	419,461	0	675,091	315,010	1,013,659	8,271	31,131	2,462,623
	2015	381,950	0	275,054	225,011	957,460	0	70,608	1,910,082
Michael S. Poteshman EVP and CFO	2017	530,940	0	426,288	371,254	308,275	30,984	112,376	1,780,117
	2016	516,572	0	412,553	348,760	430,138	16,119	126,450	1,850,592
	2015	513,099	0	412,512	337,510	577,227	0	96,129	1,936,476
Asha Gupta (7) Group President, Asia Pacific	2017	444,286	0	275,060	225,006	252,884	0	259,658	1,456,894
	2016	365,420	0	741,738	225,009	312,642	0	259,618	1,904,427
	2015	373,973	0	275,054	225,011	210,970	0	263,372	1,348,380

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Code, and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). All of the awards included in this column for 2017 are subject to performance conditions and are reported in the table based on probable achievement of the underlying performance conditions at the time of grant, with the exception that in 2016, for Mses. Stitzel and Gupta, reported amounts also include time-based restricted stock unit awards made in conjunction with Ms. Stitzel’s election to President and Chief Operating Officer, which had an aggregate grant date fair value of $400,022, and for retention purposes for Ms. Gupta, which had an aggregate grant date fair value of $466,669. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2017, the grant date fair value for each NEO’s PSP award would be as follows: Mr. Goings, $4,125,167; Mr. Hemus, $1,320,050; Ms. Stitzel, $577,608; Mr. Poteshman, $639,432; and Ms. Gupta, $412,590. The assumptions used in the valuations may be found in Note 14 of the Company’s 2017 Annual Report on Form 10-K.

(3)

Amounts represent the aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 14 of the Company’s 2017 Annual Report on Form 10-K.

(4)	For 2017, the amounts reported in this column represent actual payouts under the Company’s AIP relating to 2017 performance and paid in February 2018.

(5)

Amounts represent the actuarial change in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore not eligible to participate in the Company’s pension plans. Ms. Gupta is not a participant in the U.S. plans; instead, she is a participant in the Global Benefits Plan. The following table includes the change in the actuarial present value of the eligible NEOs’ benefits, by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	Total
E.V. (Rick) Goings	$77,978	$367,130	$(4,965,746)	$(4,520,638)
Patricia A. Stitzel	15,118	784	n/a	15,902
Michael S. Poteshman	22,966	8,018	n/a	30,984

The increases reported above for Mr. Goings, as applicable, are a result of the actuarial increases related to late retirement and assumption changes (lower effective long-term conversion rate and updated mortality tables) while the decrease to the SERP was a result of changes in final average earnings, actuarial assumptions and Company contributions and earnings in the defined contribution and frozen defined benefit programs. The SERP also decreased due to late retirement. The present value of accumulated pension benefits for Mr. Poteshman and Ms. Stitzel increased due to assumption changes (lower pre-retirement discount rate and effective long-term lump sum conversion interest rate and updated mortality tables) and the underlying increase in their present value of benefit that occurs related to age (i.e., being one year closer to retirement). References to “n/a” mean not applicable.

(6)

For 2017, the All Other Compensation column includes amounts related to executive perquisites provided by the Company, which may include executive physical, club dues, company car, financial and tax services, life insurance premiums and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. The following table details each of the applicable amounts included in the 2017 Summary Compensation Table under the heading “All Other Compensation”.

As described under the heading “Expatriate, Assignment & Relocation Benefits” above, Ms. Gupta receives monthly assignment benefits of (i) $11,509 for housing, (ii) $2,532 for dependent schooling and (iii) $603 for home leave. These benefits are valued based on the aggregate incremental cost to the Company and represent the amounts paid directly to, or on behalf of, Ms. Gupta, as applicable.

Item	E.V. (Rick) Goings	Simon C. Hemus	Patricia A. Stitzel	Michael S. Poteshman	Asha Gupta*
Club Dues	$28,883	$16,305	$26,976	$—	$32,027
Car Allowance / Transportation Allowance	14,089	13,200	13,200	13,200	37,999
Health Savings Account (HSA) Company Contribution	—	—	—	1,000	—
Gifts Received	—	—	1,999	—	—
Financial / Tax Services	—	5,000	—	2,292	—
Overseas Assignment Benefits	—	—	—	—	175,726
DC Portion of the TW Retirement Savings Plan Company Contribution	23,028	23,028	23,028	23,028	—
DC Portion of the TW Supplemental Plan Company Contributions	190,486	83,553	77,614	67,341	—
DC Contribution to the Global Benefits Plan	—	—	—	—	13,906
Executive Physical	—	—	—	4,259	—
Life Insurance Premiums	1,772	1,544	—	1,256	—
Company Match on Charitable Contributions	—	—	—	—	—

All Other Compensation	$258,258	$142,630	$142,817	$112,376	$259,658

*	Converted to U.S. dollars from Singapore dollars using the 2017 year-end exchange rate of 0.75 Singapore dollars per U.S. dollar.

(7)

Ms. Gupta’s base salary and compensation information is illustrated in U.S. dollars using the year end exchange rates of 0.75, 0.69 and 0.71 Singapore dollars per U.S. dollar for 2017, 2016 and 2015, respectively.

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name and award program	Grant Date	Threshold	Target	Maximum	Threshold #	Target #	Maximum #
E.V. (Rick) Goings
Annual Incentive Program	n/a	$575,000	$1,150,000	$2,300,000
rTSR-Based PSP Award	01/17/2017				5,609	11,218	16,827				$687,551
EPS-Based PSP Award	02/28/2017				17,077	34,154	51,231				2,062,560
Stock Options	11/02/2017								214,695	$58.21	2,250,004
Simon C. Hemus
Annual Incentive Program	n/a	244,000	488,000	976,000
rTSR-Based PSP Award	01/17/2017				1,795	3,590	5,385				220,031
EPS-Based PSP Award	02/28/2017				5,465	10,929	16,394				660,002
Stock Options	11/02/2017								68,703	58.21	720,007
Patricia A. Stitzel
Annual Incentive Program	n/a	187,500	375,000	750,000
rTSR-Based PSP Award	01/17/2017				786	1,571	2,357				96,287
EPS-Based PSP Award	02/28/2017				2,391	4,782	7,173				288,785
Stock Options	11/02/2017								38,646	58.21	405,010
Michael S. Poteshman
Annual Incentive Program	n/a	183,744	367,488	734,976
rTSR-Based PSP Award	01/17/2017				870	1,739	2,609				106,583
EPS-Based PSP Award	02/28/2017				2,647	5,294	7,941				319,705
Stock Options	11/02/2017								35,425	58.21	371,254
Asha Gupta
Annual Incentive Program	n/a	136,446	272,891	545,782
rTSR-Based PSP Award	01/17/2017				561	1,122	1,683				68,768
EPS-Based PSP Award	02/28/2017				1,708	3,416	5,124				206,292
Stock Options	11/02/2017								21,470	58.21	225,006

(1)	Represents the range of possible future payouts under the AIP. For Ms. Gupta the amount has been converted to U.S. dollars at an exchange rate of 0.75 Singapore dollars per U.S. dollar.

(2)

Represents the number of performance share units awarded under the 2017-2019 Performance Share Program, which may vest subject to either relative total shareholder return (rTSR) or earnings per share (EPS) goals over the 2017-2019 performance period, as described under the heading “Performance Share Program” above.

(3)

Represents stock options awarded under the 2016 Incentive Plan. Option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the grant date. These options vest one-third on each of the first, second, and third anniversaries of the grant date and have a 10-year term.

(4)

Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on the probable achievement level of the underlying performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 30, 2017, incorporating the closing Company stock price on the last trading day of the year of $62.70 per share.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
E.V. (Rick) Goings	127,450	0		48.30	11/17/19
	139,900	0		47.31	11/03/20
	122,650	0		54.92	11/15/21
	127,300	0		61.03	11/07/22
	69,460	0		86.32	11/06/23
	115,293	0		63.98	11/05/24
						35,710	(1)	$2,239,017
	111,409	55,705	(2)	55.55	11/12/25
									20,189	(3)	$1,265,819
									60,080	(3)	$3,766,985
	70,290	140,582	(4)	58.90	11/17/26
									16,827	(5)	$1,055,053
									51,231	(5)	$3,212,184
	0	214,695	(6)	58.21	11/01/27
Simon C. Hemus	13,284	0		54.92	11/15/21
	27,600	0		61.03	11/07/22
	25,200	0		86.32	11/06/23
	38,082	0		63.98	11/05/24
						11,796	(1)	$739,609
	36,754	18,377	(2)	55.55	11/12/25
									6,660	(3)	$417,582
									19,821	(3)	$1,242,777
	22,493	44,986	(4)	58.90	11/17/26
									5,385	(5)	$337,640
									16,394	(5)	$1,027,872
	0	68,703	(6)	58.21	11/01/27
Patricia A. Stitzel	1,534	0		47.31	11/03/20
	2,767	0		54.92	11/15/21
	4,300	0		61.03	11/07/22
	4,720	0		86.32	11/06/23
	11,886	0		63.98	11/05/24
						3,682	(1)	$230,862
	11,486	5,743	(2)	55.55	11/12/25
									2,082	(3)	$130,541
									6,195	(3)	$338,427
						6,110	(7)	$383,097
	9,841	19,682	(4)	58.90	11/17/26
									2,357	(5)	$147,753
									7,173	(5)	$449,747
	0	38,646	(6)	58.21	11/01/27
Michael S. Poteshman	21,450	0		54.92	11/15/21
	23,850	0		61.03	11/07/22
	11,800	0		86.32	11/06/23
	17,829	0		63.98	11/05/24
						5,522	(1)	$346,230
	17,228	8,615	(2)	55.55	11/12/25
									3,123	(3)	$195,812
									9,291	(3)	$582,546
	10,895	21,791	(4)	58.90	11/17/26
									2,609	(5)	$163,553
									7,941	(5)	$497,901
	0	35,425	(6)	58.21	11/01/27
Asha Gupta	3,200	0		61.03	11/07/22
	4,720	0		86.32	11/06/23
	11,886	0		63.98	11/05/24
						3,682	(1)	$230,862
	11,486	5,743	(2)	55.55	11/12/25
									2,082	(3)	$130,541
									6,195	(3)	$388,427
						3,000	(8)	$188,100
						4,583	(7)	$287,354
	7,029	14,059	(4)	58.90	11/17/26
									1,683	(5)	$105,524
									5,124	(5)	$321,275
	0	21,470	(6)	58.21	11/01/27

(1)	Performance share units pursuant to the 2015 - 2017 Performance Share Program, vested at 94.1% on February 21, 2018.

(2)	Options will vest on November 13, 2018.

(3)	Performance share units pursuant to the 2016 - 2018 Performance Share Program; value illustrated at 150% of target achievement, the maximum under the program.

(4)	Options will vest in two equal annual installments beginning November 18, 2018.

(5)	Performance share units pursuant to the 2017 - 2019 Performance Share Program; value illustrated at 150% of target achievement, the maximum under the program.

(6)	Options will vest in three equal annual installments beginning November 2, 2018.

(7)	Restricted stock units will vest on October 3, 2019.

(8)	Restricted stock units will vest on May 24, 2019.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table sets forth stock option exercises and stock vested for the NEOs during the year ended December 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E.V. (Rick) Goings	44,600	$1,868,681	13,011	$785,734
Simon C. Hemus	—	—	54,721	3,420,101
Patricia A. Stitzel	—	—	2,886	158,746
Michael S. Poteshman	—	—	2,211	133,522
Asha Gupta	—	—	2,886	158,746

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 30, 2017.

2017 PENSION BENEFITS TABLE

Name (1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
E.V. (Rick) Goings	Tupperware Brands Corporation Base Retirement Plan	13	$642,819	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	3,026,473	0
	Supplemental Executive Retirement Plan (SERP)	20	9,437,641	0
Patricia A. Stitzel	Tupperware Brands Corporation Base Retirement Plan	8	114,519	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	8	5,939	0
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	179,375	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	62,623	0

(1)

Mr. Goings is currently eligible for retirement. Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in these plans, and Ms. Gupta does not participate in a pension program.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan (DB portion), the number of years of credited service is less than actual years of service because the plans were frozen in 2005. Similarly, Mr. Goings reached the maximum service allowable under the design of his SERP during 2012.

(3)

The assumptions used to determine the present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 13 in the Company’s 2017 Annual Report on Form 10-K. Since the CEO is over the normal retirement age under the plan of 65, the pre-retirement discount rate does not apply to his benefits.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as achieving at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

Supplemental Executive Retirement Plan

The CEO also participates in a SERP, which, based on his greater than 20 years of service, provides for a benefit of 60 percent of final average SERP pay. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus non-equity incentive plan compensation, during the last five years of service. The described benefit under this SERP was implemented under the condition that the CEO would not receive duplicative retirement payments. The ultimate SERP benefit will be reduced by benefits under the BRP and the Supplemental Plan (defined benefit portion) and the lump sum actuarial value of Company contributions and the investment returns on those contributions under the Retirement Savings Plan and the Supplemental Plan (defined contribution portion) and will be paid out upon the CEO’s retirement, in a lump sum. As of December 30, 2017, the present value of the CEO’s accumulated net benefit under the SERP was $9,437,641, after reducing the gross benefit by $9,971,746 in offsets from other Company retirement plans, and is calculated as if the CEO had retired on the December 30, 2017 valuation date using a 3.50 percent effective long-term lump sum conversion interest rate. The Company has not implemented a SERP for any other executive and it does not intend to add additional participants in the future. The Board amended the terms of the SERP, effective February 21, 2018, to ensure continued deductibility under Section 162(m) of the Internal Revenue Code. This amendment effectively “froze” the SERP as of December 31, 2017 and, as a result, Mr. Goings’ payments pursuant to the SERP will take into account only compensation earned, and periods of employment which occurred, on or prior to such date.

2017 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferral and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ending December 30, 2017, as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Government Cash Reserves	0.56%
Fidelity U.S. Bond Index Fund - Premium Class	3.47%
Fidelity Extended Market Index Fund - Premium Class	18.18%
Fidelity 500 Index Fund - Premium Class	21.79%
Fidelity International Index Fund - Premium Class	25.35%

An executive may elect an in-service distribution under the EDCP. He or she must specify, at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over five, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide a continued deferred compensation opportunity to Mr. Hemus as a result of the termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. The balance in the account was adjusted as of the last day of 2017 to reflect the 2.89% average 2017 rate of return on 30-year U.S. treasury bonds. Under the plan, Mr. Hemus will be paid an amount equal to his account balance in the form of a cash lump sum, as soon as administratively possible under legal requirements including Section 409A of the Code, after his departure from the Company.

Global Benefits Plan

The Tupperware Brands Corporation’s Global Benefits Plan (the “TBCGP”) provides retirement benefits for designated employees that cannot fully participate in other benefit plans due to the nature of their career assignments or job status. Ms. Gupta became a participant in the TBCGP on January 1, 2014 upon her election to Group President, Asia Pacific. She receives a defined contribution amount equal to 2% of her base salary and annual incentive program payment. The balance in her account was adjusted as of the last day of 2017 to reflect the 2.89% average 2017 rate of return on 30-year U.S. treasury bonds. Under the plan, Ms. Gupta will be paid an amount equal to her account balance in the form of a cash lump sum, as soon as administratively possible after her departure from the Company.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2017 equals the 2.89% average 2017 rate of return on 30-year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

2017 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the deferred compensation activity under the EDCP, SDCP, TBCGP and the defined contribution portion of the Supplemental Plan, for the Company’s NEOs as of and for the fiscal year ended December 30, 2017.

Name	Plan Name	Executive Contributions in FY 2017 ($)	Registrant Contributions in FY 2017 ($)(1)	Aggregate Earnings in FY 2017 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2017 ($)	Aggregate Balance at December 31, 2017 ($)(3)
E.V. (Rick) Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	$0	$190,486	$199,532	$0	$7,189,577
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	836,921	0	5,205,828
Simon C. Hemus	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	83,553	38,329	0	1,404,932
	Tupperware Brands Corporation Select Deferred Compensation Plan	0	0	1,213	0	43,252
Patricia A. Stitzel	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	77,614	6,777	0	274,463
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	67,341	28,447	0	1,044,434
Asha Gupta	Tupperware Brands Corporation Global Benefits Plan	0	13,906	1,194	0	56,449

(1)	All Registrant contributions are included in the Summary Compensation Table.

(2)

In 2017, the interest rate earned under the Supplemental Plan, SDCP and TBCGP was 2.89%. The only NEO who participated in the EDCP in 2017 was Mr. Goings, under which the investments increased by $836,921, representing a return of 19.2%.

(3)	Amounts include Executive and Registrant Contributions over the previous 5 years, except for Ms. Gupta who was not a participant in any non-qualified deferred compensation plan prior to 2014:

Name	Executive and Registrant Contributions in FY 2016 ($)	Executive and Registrant Contributions in FY 2015 ($)	Executive and Registrant Contributions in FY 2014 ($)	Executive and Registrant Contributions in FY 2013 ($)	Executive and Registrant Contributions in FY 2012 ($)
E.V. (Rick) Goings	$233,607	$147,162	$248,195	$336,207	$278,979
Simon C. Hemus	102,110	65,427	119,769	162,060	135,780
Patricia A. Stitzel	57,483	27,484	17,912	14,430	6,814
Michael S. Poteshman	79,946	52,196	66,148	78,103	64,950
Asha Gupta	14,190	11,925	14,154	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 35 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company. In May 2017, the Company increased the shareholder ownership threshold triggering a “change-in-control” in future change-in-control agreements and under the 2016 Incentive Plan from 20% to 35%.

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any outstanding AIP or long-term cash incentive program at target level, other than any Gainsharing Program, as those do not generate a change-in-control payment, as well as an amount equal to three times the sum of the NEO’s annual base salary plus AIP at target level for the year of termination. The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include (except as noted below) a modified gross-up provision, pursuant to which the Company will “gross-up” a NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that a NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreement is equal to at least 120% of the highest amount that the executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the executive would receive under the change-in-control agreement is less than 120% of the highest amount that the executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount that would be paid to the NEO under the change-in-control agreement would be reduced to the amount at which no excise tax would apply. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions. Consequently, the agreements for Mses. Stitzel and Gupta do not provide for gross-up of taxes.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock or restricted stock unit awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Severance Agreement with CEO

In addition to the above, during 2017, the CEO was a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without “cause” or a termination initiated by the CEO with “good reason,” each as defined by the agreement. Retirement is not one of the events constituting “good reason” under the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the AIP for the year of termination based on actual full-year performance of the Company, (iii) an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest target annual non-equity incentive plan amount in effect during the 12 months preceding the date of termination, irrespective of actual performance by the Company under such plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee of up to $75,000. Under the severance agreement, the CEO is bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four-month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments received by the CEO under the above-described change-in-control employment agreement. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation plans. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Compensation Committee from its compensation consultant, using competitive information about the market at the time.

In connection with his retirement as CEO, Mr. Goings’ change-in-control and severence agreements will terminate, effective May 9, 2018.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 30, 2017. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $62.70.

2017 PAYMENTS UPON HYPOTHETICAL TERMINATION

AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control(8)
E.V. (Rick) Goings	AIP(1)	964,701	964,701	964,701	964,701	0	0	1,150,000
	Performance Share Program(2)	5,694,488	5,694,488	5,694,488	0	0	0	6,108,712
	Unvested Stock Option and Restricted Stock Unit Awards(3)	1,896,483	1,896,483	1,896,483	986,723	0	0	1,896,483
	Value of Benefits(4)	0	0	0	118,152	0	0	184,170
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	4,300,000	0	0	6,450,000
	Executive Life Benefit (7)	700,000	0	0	0	0	0	0
	Total Payments	9,255,672	8,555,672	8,555,672	6,369,576	0	0	15,789,365

Simon C. Hemus	AIP(1)	409,369	409,369	409,369	409,369	0	0	488,000
	Performance Share Program(2)	1,870,645	1,870,645	1,870,645	0	0	0	2,006,662
	Unvested Stock Option and Restricted Stock Unit Awards(3)	610,819	610,819	610,819	319,694	0	0	610,819
	Value of Benefits(4)	0	0	0	0	0	0	166,222
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	3,294,000
	Executive Life Benefit(7)	610,000	0	0	0	0	0	0
	Total Payments	3,500,832	2,890,832	2,890,832	729,063	0	0	6,565,703

Patricia A. Stitzel	AIP(1)	314,576	314,576	314,576	314,576	0	0	375,000
	Performance Share Program(2)	621,007	621,007	260,907	0	0	0	666,406
	Unvested Stock Option and Restricted Stock Unit Awards(3)	672,472	289,375	0	136,298	0	0	672,472
	Value of Benefits(4)	0	0	0	0	0	0	195,047
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,625,000
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	1,608,055	1,224,958	575,483	450,874	0	0	4,533,925

Michael S. Poteshman	AIP(1)	308,275	308,275	308,275	308,275	0	0	367,488
	Performance Share Program(2)	880,966	880,966	391,289	0	0	0	945,053
	Unvested Stock Option and Restricted Stock Unit Awards(3)	303,461	303,461	0	156,020	0	0	303,461
	Value of Benefits(4)	0	0	0	0	0	0	164,069
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,633,664
	Executive Life Benefit(7)	511,000	0	0	0	0	0	0
	Total Payments	2,003,702	1,492,702	699,564	464,295	0	0	4,413,735

Asha Gupta	AIP(1)	252,884	252,884	252,884	252,884	0	0	272,891
	Performance Share Program(2)	584,372	584,372	260,907	0	0	0	626,827
	Unvested Stock Option and Restricted Stock Unit Awards(3)	666,341	190,887	0	99,908	0	0	666,341
	Value of Benefits(4)	0	0	0	0	0	0	129,785
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,183,127
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	1,503,597	1,028,143	513,791	352,792	0	0	3,878,971

(1)

Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2017 in the event of death, disability, retirement, involuntary termination without cause or, in the case of Mr. Goings, termination with good reason and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)

With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2015-2017, 2016-2018 and 2017-2019 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2017. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)

Included in such amounts is the year-end 2017 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock and restricted stock unit awards upon which restrictions would lapse upon a termination. In the event of death, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock and restricted stock units would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years if age and service criteria are met and restricted stock and restricted stock units would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock and restricted stock units would be forfeited. In the event of termination for cause, or on a voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested.

(4)

Under the CEO’s severance agreement, in the event of termination by the Company without cause or termination by Mr. Goings with good reason, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable, as provided under the agreement.

(5)

The Company determined that no NEO would receive an excise tax and gross-up payment. However, Ms. Stitzel, who is not eligible to receive an excise tax or gross-up payment from the Company, would have triggered an excise tax of $636,280 under Sections 280G and 4999 of the Code upon a hypothetical qualifying termination following a change-in-control. The Company determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to Ms. Stitzel upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of Section 280G of the Code.

(6)

Under the CEO’s Severance Agreement, in the event of involuntary termination without cause or termination by the CEO with good reason, represents an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest AIP target award in effect during the 12 months preceding the date of termination. Under the NEO’s change-in-control agreements, represents an amount equal to three times the sum of the NEO’s annual salary and the AIP payment that would have been payable for the last fiscal year at the target level. In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(7)	Equal to one times base salary, capped at $700,000, payable under the executive life insurance benefit in the event of death. Mses. Stitzel and Gupta are not eligible to participate in this benefit.

(8)

The value of incentives payable as of December 30, 2017 under a change-in-control without termination of employment for the NEOs under equity programs would be $6,108,712, $2,006,662, $666,406, $945,053 and $626,827 for Messrs. Goings and Hemus, Ms. Stitzel, Mr. Poteshman and Ms. Gupta, respectively. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement.

2017 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Company’s 2017 CEO to median employee pay ratio is estimated to be 357:1. The consistently applied compensation method adopted by the Company to identify the median employee involved collecting the full employee population’s 2017 salary, wages, bonus and incentive payroll data as of December 1, 2017, as compiled from the Company’s payroll records. The following table reflects the CEO and median employee summary compensation table amounts used to calculate the ratio:

Summary Compensation Table	Chairman and CEO	Median Employee
Total Compensation	$7,247,764	$20,290
Ratio	357 : 1

The Company believes this ratio is appropriate for the Company, as it reflects the Company’s global reach with lower cost of employment related to international manufacturing facilities. As a global organization, approximately 95% of the Company’s employees are outside the United States and approximately 83% of the entire workforce is in emerging economy countries. In addition, the analysis method used by the Company includes sales employees employed by the Company’s beauty business in Mexico, who are compensated predominantly through commission.

2017 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board in 2017. Mr. Goings is not separately compensated for his service as a director. Mr. Murray retired from the Board at the 2017 annual meeting of shareholders.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Compensation Earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	100,000		130,047			3,500	233,547
Susan M. Cameron	75,000	25,000	130,047			3,500	233,547
Kriss Cloninger III	133,000		130,047				263,047
Meg Crofton	100,000		130,047				230,047
Angel R. Martinez	101,500		130,047				231,547
Antonio Monteiro de Castro	120,000		130,047				250,047
Robert J. Murray	115,000					3,500	118,500
David R. Parker	123,000		130,047				253,047
Richard T. Riley	50,000	50,000	130,047			3,500	233,547
Joyce M. Roché	78,000	25,000	130,047	3,145	(3)		236,192
M. Anne Szostak	100,000		130,047			3,500	233,547

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s common stock on the date of grant ($70.22).

(2)

Includes product samples with no aggregate cost to the Company to provide this benefit and a match on charitable contributions made in 2017 as part of the Company’s matching gift program in the amount of $3,500 for Mses. Bertini, Cameron and Szostak and Messrs. Murray, and Riley.

(3)

Represents an amount of accrued interest in 2017 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Director’s Deferred Compensation Plan, under which interest earned was at 3.75 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2017 fiscal year-end were:

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	1,500	10,953
Susan M. Cameron	0	0	4,193
Kriss Cloninger III	0	1,500	5,922
Meg Crofton	0	0	1,852
Angel R. Martinez	0	1,500	18,100
Antonio Monteiro de Castro	0	0	3,291
Robert J. Murray	0	0	0
David R. Parker	0	1,500	21,899
Richard T. Riley	0	0	1,852
Joyce M. Roché	0	1,500	21,899
M. Anne Szostak	0	1,500	1,852

Director Compensation Philosophy, Design and Stock Ownership

Each May, the Nominating and Governance Committee, working in conjunction with management and Aon Hewitt (its external consultant), reviews the Company’s non-employee director compensation program value and design and approves a plan for the coming year. This review compares the Company’s plan against trends and best practices in the external marketplace. For the purpose of determining market compensation, the Nominating and Governance Committee uses the same compensation peer group developed for executive compensation benchmarking noted above under the heading “Peer Group & Compensation Benchmarking”.

The Company’s director compensation, which has not changed since May 2016, is comprised of the following elements: non-employee directors of the Company each receive an annual retainer fee of $230,000. The retainer fee is awarded 56.5% in restricted stock units ($130,000) and 43.5% in cash ($100,000). The cash payment may be paid instead in stock, at the director’s election. The restricted stock units vest on the date of the following annual shareholder meeting, unless vesting is deferred beyond that date in accordance with Section 409A of the Code. In addition to the annual retainer, the Nominating and Governance Committee chairperson receives an additional retainer fee of $15,000 per year, the Audit, Finance and Corporate Responsibility Committee and Compensation and Management Development Committee chairpersons each receive an additional retainer fee of $20,000 per year, and the Presiding Director receives an additional retainer of $15,000 per year (except when also serving as a committee chairperson, in which case the Presiding Director instead receives an aggregate additional retainer of $30,000 per year). Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended will be made (other than telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would not be paid incrementally). The Company also provides a grant of 1,000 shares of the Company’s common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors may also receive compensation in the form of Company merchandise.

The Company’s non-employee directors are required to own stock of the Company under the same program as the Company’s NEOs, described above under the heading “Stock Ownership Requirements and Anti-Hedging and Pledging Policies”, at a value of five times the value of the cash portion of their annual retainer. Stock ownership is subject to a holding requirement of at least 50% of the after-tax value of future received shares, net of the amount of any strike price, for any non-employee director not at their required ownership level, until such ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for non-employee directors to reach their holding requirement when newly elected or when fluctuations in the stock price cause the value of their holdings to be below the required level. Provided a non-employee director is complying with such holding requirement, he or she will not be considered to be out of compliance if not at their full ownership level. Shares held for the purpose of measuring ownership include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 30, 2017, all directors were in compliance with the Company’s stock ownership requirements. In addition, non-employee directors may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits non-employee directors and employees from trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding Named Executive Officer compensation. In accordance with the preference expressed by shareholders in the 2017 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs under its executive compensation program as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation and Management Development Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program which makes a substantial amount of the executives’ overall compensation dependent upon Company performance. In 2017, the portion of performance-based compensation for the CEO and on average for the four other NEOs as a percentage of total target direct compensation equaled 86 percent and 72 percent, respectively. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

In 2017, the Company grew its sales in U.S. dollars by 2 percent and in local currency by 1 percent, which reflected a negative 1 point impact from the fiscal year having one less week and a negative 0.7 point impact from the Company’s Beauticontrol business, which was wound down in the third quarter. Non-U.S. GAAP diluted earnings per share in local currency, as reported in the Company’s January 2018 earnings release, increased by 10 percent in U.S. dollars and 9 percent in local currency. There was a U.S. GAAP loss per share of $5.22, with the main differences from the non-U.S. GAAP earnings per share primarily composed of charges associated with the enactment of The Tax Cuts and Jobs Act of 2017, re-engineering costs from the revitalization program announced in July 2017, and the non-cash impairment charge associated with purchase accounting goodwill, along with a lower amount of gains associated with Orlando land sales. As measured for incentive purposes, net income increased by 9 percent in 2017 over 2016, which was the same as the increase in 2016 over 2015 on this basis. Cash flow from operating activities, net of investing activities at $160 million was below 2016, primarily from lower proceeds from Orlando land transactions, higher payments associated with re-engineering activities and a worse result in working capital management that was only offset by other operational improvements. Cash flow as measured for incentive purposes at $172.1 million in 2017, was 71% of net income as measured for incentive purposes. In light of Company net income performance in 2017 being better than its target goal of 8.1 percent above the prior year at comparable exchange rates, and its cash flow for incentive purposes being below its goal for threshold achievement, incentive payouts for executive officers with worldwide responsibility were 84% of target, considering both net income and cash flow performance, which was below the 2016 payout of 121%.

In 2017, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by approximately 98% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2018, which appointment will be proposed for ratification at the 2018 annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2017.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2017 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2017 and 2016 and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2017 and 2016 were $4,238,459 and $4,154,063, respectively.

Audit-Related Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for fiscal years 2017 and 2016 were $156,675 and $128,620, respectively. Such fees involved assistance with statutory financial statement reporting.

Tax Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for fiscal years 2017 and 2016 for tax-related services were $2,764,528 and $2,644,168, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2017 and 2016, $2,376,475 and $2,002,373, respectively, related to tax compliance services and $388,053 and $641,795, respectively, related to tax planning and tax advisory services.

All Other Fees

The fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for fiscal years 2017 and 2016 for services other than those described in the preceding paragraphs were $9,934 and $23,177, respectively. Such fees were for software license renewal, continuing professional education events, and packaging verification.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee approves the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2017 the Committee pre-approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY

COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 29, 2018.

4.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the 2018 annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for election as a director or submit a proposal to be raised from the floor during the Company’s 2019 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company at the principal office of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no earlier than February 8, 2019 and no later than February 28, 2019, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2019 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 28, 2018.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a base fee not to exceed $9,000, (with select additional campaign services to be provided if requested at an additional fee), plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Karen M. Sheehan

Executive Vice President,

Chief Legal Officer and Secretary

Dated: March 28, 2018

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or

Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 & 3.

1.	Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 Catherine A. Bertini	☐	☐	☐	07 Antonio Monteiro de Castro	☐	☐	☐

02 Susan M. Cameron	☐	☐	☐	08 David R. Parker	☐	☐	☐

Please fold here – Do not separate
03 Kriss Cloninger III	☐	☐	☐	09 Richard T. Riley	☐	☐	☐

04 Meg Crofton	☐	☐	☐	10 Joyce M. Roché	☐	☐	☐

05 E. V. Goings	☐	☐	☐	11 Patricia A. Stitzel	☐	☐	☐

06 Angel R. Martinez	☐	☐	☐	12 M. Anne Szostak	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐ For	☐ Against	☐ Abstain

3.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

I plan to attend the meeting.  ☐

If you check this box an

admission ticket will be sent to you.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 9, 2018

1:00 p.m.

RITZ-CARLTON ORLANDO GRANDE LAKES

4012 Central Florida Parkway

Orlando, Florida 32837 USA

Tupperware Brands Corporation
14901 S. Orange Blossom Trail
Orlando, Florida 32837 USA	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 9, 2018.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Karen M. Sheehan and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/tup Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 8, 2018. Scan code on front for mobile voting.	1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 8, 2018.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.